EXHIBIT (d)(ii)
  NOTICE OF INTENT
                                NOTICE OF INTENT

         To the Holders of Boulder Total Return Fund, Inc. Common Stock

     NOTICE IS HEREBY GIVEN that, subject to the terms and conditions set forth in this Notice of Intent, Boulder Total Return Fund, Inc. (the "Fund") intends to make a rights offering, pursuant to which it will distribute to its holders of common stock one transferable subscription right for each share of common stock held by them on the record date for the rights offering. For every three
(3) Rights received, common stock holders will be entitled to buy one (1) new share of the Common Stock. The number of Rights issued to a shareholder on the Record Date will be rounded up to the nearest number of Rights evenly divisible by three. Since the New York Stock Exchange requires that the Fund advise its holders of common stock at least ten days prior to the record date of the rights offering, this notice describes the principal terms of the offer, which have been previously disseminated via press release.

     The Fund has filed with the Securities and Exchange Commission ("SEC") a registration statement with respect to the rights offering and will deliver to holders of its common stock the prospectus included as part of the registration statement. The rights offering and this notice of intent are contingent upon the registration statement being declared effective by the SEC.

Terms Of The Offer

     1. Basic Subscription Privilege. Each right will entitle the holder to a basic subscription privilege and an oversubscription privilege. Under the basic subscription privilege, three whole rights will entitle the holder to purchase one share of the Fund's common stock at a per share subscription price (as set forth below).

     2. Oversubscription Privilege. Under the oversubscription privilege, a record date rightsholder who exercises the basic subscription privilege in full will have the right to subscribe, at the same subscription price, for up to that number of shares of the Fund's common stock which are not purchased by other rightsholders under their basic subscription privilege. If a holder of rights delivers an oversubscription request for shares of the Fund's common stock and the Fund has received oversubscription requests for more shares of its common stock than are available for oversubscription, the rightsholder will receive the lesser of (1) his or her pro rata portion of the available shares based on the number of shares he or she purchased under the basic subscription privilege or
(2) the number of shares for which he or she oversubscribed.

     3. Subscription Price. The subscription price per share will be equal to 95% of the lesser of (a) the net asset value per share on the Pricing Date (as that term is defined in the registration statement) or (b) the average volume-weighted sales price of the Fund's shares on the New York Stock Exchange on the Pricing Date and the four preceding trading days.

     4. Timetable. It is anticipated that the record date for the rights offering will be on or about June 20, 2003 (subject to the registration statement being declared effective by the SEC). The subscription period will run for approximately 21 calendar days following the record date. It is expected that certificates evidencing the right to subscribe together with the prospectus will be mailed to record date shareholders within three days following the record date.

     PLEASE NOTE that the commencement of the offering, the record date and the subscription price will be announced through the prospectus and the public media. Shareholders should be alert to these subsequent announcements.

Dated:  June 9, 2003

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        SHAREHOLDER INQUIRIES SHOULD BE DIRECTED TO GEORGESON SHAREHOLDER
         COMMUNICATIONS INC., THE INFORMATION AGENT, AT (800) 965-5212
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A registration statement relating to the rights and the underlying shares of the
Fund's common stock has been filed with the SEC but has not yet become effective. No rights and no shares of the Fund's common stock underlying the rights will be sold or distributed nor may offers to buy any of these securities be accepted prior to the time the registration statement becomes effective. This notice of intent shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of the rights or the underlying shares of the Fund's common stock in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.